UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 8, 2009

SPARE BACKUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-30787	23-3030650
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

72757 Fred Waring Drive, Palm Desert, CA	92260
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	760-779-0251

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01             Entry into a Material Definitive Agreement.

Spare Backup, Inc. (“Spare Backup”) enters into a one year definitive agreement with Car Phone Warehouse Group PLC, London, Great Britain, whereby Spare Backup will design and host a digital platform service (consumer cloud) via a website and the procurement of certain multimedia content for sale to end users beginning in October, 2009. The agreement completes the memorandum of understanding between the parties as referenced in Spare Backup’s July 7, 2009 8k filing. Services provided by Spare Backup will be co-branded with Car Phone Warehouse as powered by Spare Backup throughout the term of the agreement.

Key Points to the agreement in principal are as follows

-           Spare Backup will build the platform based on its proprietary technology through Spare Room plus work with all third parties to fully or partially integrate those solutions.

-           The platform will be developed to sync all content from multiple devices including closed based devices such as java based systems.

-           Spare will develop multiple ala carte applications providing full integration with third party software platforms for sharing various forms of data including music and video.

Car Phone Warehouse will make these services available throughout their retail sales and online markets and will share revenue derived with Spare Backup on an undisclosed basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARE BACKUP, INC.

Date: September 8, 2009	By:	/s/ Cery Perle
Cery Perle,
Chief Executive Officer and President